Exhibit 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
JUNE 21, 2010

CONTACTS:
MARTHA BURGER SENIOR VICE PRESIDENT – HUMAN AND CORPORATE RESOURCES (405) 935-9242 martha.burger@chk.com	SONDRA ALLEN MEDIA RELATIONS ASSOCIATE (405) 935-7538 sondra.allen@chk.com

CHESAPEAKE RECOGNIZED WITH FOUR NEW AWARDS FOR INNOVATIVE
AND REWARDING WORK ENVIRONMENT

Company’s Information Technology Department and Highly Competitive
 Employee Benefits Cited by Four Organizations

OKLAHOMA CITY, OKLAHOMA, JUNE 21, 2010 – Chesapeake Energy Corporation (NYSE:CHK) continues to receive accolades from a number of organizations and media outlets for its innovative work environment, highly competitive benefits packages and unique rewards for its employees.

Chesapeake has been recognized as #17 in Computerworld’s annual “Best Places to Work in IT”.  The company has more than 450 IT employees who cite that Chesapeake provides a challenging work environment that allows IT employees to add value by enabling all aspects of the business to be successful. Since 1994, Computerworld has ranked the top 100 work environments for technology professionals, based on company offerings in categories such as benefits, diversity, career development, training and retention.

Other recent award recognitions include:

•
Outside magazine named Chesapeake #23 on its list of “Best Places to Work,” compiled with the help of the Outdoor Industry Association (outdoorindustry.org) and Best Companies Group (bestcompaniesgroup.com).  After identifying a wide range of non-profit and for-profit organizations with at least 15 employees working in the United States – participating companies were then sent confidential employee-satisfaction surveys and employer-questionnaires to collect information about benefits, compensation, policies, job satisfaction, environmental initiatives and community outreach programs.

•
WomansDay.com featured Chesapeake as one of the “9 Companies with the Best Perks”, highlighting its efforts to go above and beyond standard benefits to provide such unique opportunities as the ability to work in the company’s city block-sized employee garden, an on-site day care center which is under construction and discounted scuba diving certification classes.

•
CivilianJobs.com recognized Chesapeake as one of its “2010 Most Valuable Employers (MVE) for Military”. CivilianJobs.com hosts a job board and job fairs and includes the top employers in its world-wide military base newspaper, Civilian Job News. MVEs are selected annually and the award recognizes those employers whose recruiting, training and retention plans best serve military service members and veterans.

Aubrey K. McClendon, Chesapeake's Chief Executive Officer, commented, "We are honored to be a recipient of these awards and continue to place the highest priority on creating a work environment and culture that allows our employees to be innovative, while also achieving professional and personal growth. We believe the combination of great talent and a unique culture with our exceptional asset quality promises a very bright future for Chesapeake and its shareholders."

Chesapeake Energy Corporation is one of the largest producers of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Barnett, Fayetteville, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash and various other unconventional oil plays. The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets. Further information is available at www.chk.com.